Exhibit 99.2

                     FOR:         International Speedway Corporation

                     APPROVED BY: Wes Harris
                                  Director of Investor Relations
                                  (904) 947-6465

                     CONTACT:     Betsy Brod/Jonathan Schaffer
                                  Media:  Merridith Ingram/Jennifer Kirksey
                                  Morgen-Walke Associates, Inc.
                                  (212) 850-5600

FOR IMMEDIATE RELEASE

                   INTERNATIONAL SPEEDWAY CORPORATION REPORTS
                          RECORD THIRD QUARTER RESULTS

         DAYTONA BEACH, FLORIDA -- OCTOBER 5, 1999 -- INTERNATIONAL SPEEDWAY CORPORATION ("ISC") (NASDAQ/NM: ISCA; OTC BULLETIN BOARD: ISCB), today reported record results for the third quarter and nine months ended August 31, 1999.

         Total revenues for the 1999 third quarter increased to $66.2 million compared to $17.8 million in the 1998 third quarter. Operating income for the third quarter increased to $16.8 million from a loss of $4.7 million. Net income increased to $9.6 million, or $0.20 per diluted share, versus a loss of $1.9 million, or $0.05 per diluted share. Results for the 1999 third quarter includes a charge to earnings of $1.7 million, or $0.04 per diluted share, which represents the after-tax effect of the cash component of the proposed settlement of the Americrown Service Corporation souvenir litigation.

         For the nine months ended August 31, 1999, revenues increased 56% to $194.1 million from $124.3 million. Operating income increased 85% to $66.6 million, and net income rose 75% to $42.4 million, or $0.96 per diluted share, versus $24.3 million, or $0.62 per diluted share. Results for 1999 include the effect of the aforementioned proposed litigation settlement.

         ISC's results for the third quarter and nine-months ended August 31, 1999, are not comparable with the corresponding periods from 1998 as the Company hosted three weekends of NASCAR Winston Cup racing in the 1999 third quarter compared to one in the 1998 third quarter. This is due to the addition of the NASCAR weekend at Michigan Speedway to the Company's 1999 third quarter as a result of the Penske merger, and to the postponement of the 1998 Pepsi 400 at Daytona to the fourth quarter due to statewide fires.

         William C. France, Chairman and Chief Executive Officer of ISC, commented, "The third quarter was highlighted by the accelerated closing of the Penske Motorsports merger, which was finalized on July 26th. Since the closing of the transaction, we have made considerable progress in the integration of Penske's management and facilities.

         "Our motorsports events during the quarter featured ISC's first race weekend at a facility formerly owned by Penske Motorsports. The NASCAR weekend at Michigan Speedway, the most successful weekend in the history of the facility, featured record attendance at Saturday's Busch Series, Grand National Division event and Sunday's Winston Cup Pepsi 400 at Michigan. With a sold out crowd on hand at the 125,000-seat facility, the Pepsi 400 continues to be the largest sporting event in the state of Michigan."

         "The quarter's two other Winston Cup races were also strong performers. Our fans continued to react positively to the nighttime scheduling of the Winston Cup Pepsi 400 at Daytona. The event enjoyed the largest crowd in its history, driven by the addition of approximately 13,000 seats since last year's race. CBS's coverage of the event marked the first time a major network broadcast a NASCAR Winston Cup event in primetime and resulted in a 59% increase in television households over the previous year. The August 15th running of The Frontier at the Glen once again delivered a solid performance, as fans watched Jeff Gordon win his third straight race at the historic road racing facility."

         Mr. France continued, "During the quarter, the Company continued to progress with its development projects. Construction on the speedway in Kansas City, Kansas is proceeding on schedule. The facility is beginning to take shape and the grandstand support structure is being erected. We have experienced tremendous demand for luxury suites and have responded by more than doubling the planned number to 68. Also, our initial launch of Preferred Access Speedway Seating was oversubscribed, so we have expanded the number of subscriptions being offered. Racing at the facility is expected for the 2001 season.

         "In Chicago, our plans to develop a superspeedway as part of Raceway Associates are also on schedule. Last week, we formally broke ground on the construction phase of the project, and the architectural and engineering process is underway. With nearly half of the construction contracts in place we now expect ISC to incur approximately $9 to $11 million in net additional costs, and are exploring alternate funding mechanisms for the increase. We are closely monitoring the variance as we build this world class facility in the nation's third largest market."

         Mr. France concluded, "Our fourth quarter posted a solid start with the running of the Pepsi Southern 500 at Darlington Raceway on September 5th. Attendance increased on a year-over-year basis due in part to the expanded seating capacity at the track. For the remainder of the quarter, we have four additional Winston Cup events: the Winston 500 at Talladega Superspeedway; the ACDelco 400 at North Carolina Speedway; the Dura Lube 500 at Phoenix International Raceway; and the inaugural Pennzoil 400 at Homestead-Miami Speedway. In addition, we look forward to hosting our first CART event at one of the former Penske facilities, the Marlboro 500 presented by Toyota at California Speedway."

         International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 100 events annually. The Company owns and/or operates 10 major motorsports facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan Speedway located outside Detroit, Michigan; California Speedway near Los Angeles, California; Homestead-Miami Speedway in Florida; Phoenix International Raceway in Arizona; Darlington Raceway in South Carolina; North Carolina Speedway in Rockingham, North Carolina; Watkins Glen International in New York; and Nazareth Speedway in Pennsylvania. Other track interests include the operation of Tucson (Arizona) Raceway Park and an indirect 37.5% interest in Raceway Associates, LLC, which owns the Route 66 Raceway and is developing a superspeedway in the Chicago area. The Company also owns and operates MRN Radio, the nation's largest independent sports radio network; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; Americrown Service Corporation, a provider of catering services, food and beverage concessions, and merchandise sales, and Motorsports International, a producer and marketer of motorsports-related merchandise. For more information, visit the Company's website at WWW.ISCMOTORSPORTS.COM.

         STATEMENTS MADE IN THIS RELEASE THAT STATE THE COMPANY'S OR MANAGEMENT'S BELIEFS OR EXPECTATIONS AND WHICH ARE NOT HISTORICAL FACTS OR WHICH APPLY PROSPECTIVELY ARE FORWARD-LOOKING STATEMENTS. IT IS IMPORTANT TO NOTE THAT THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY SUCH FORWARD LOOKING STATEMENTS. ADDITIONAL INFORMATION CONCERNING FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD LOOKING STATEMENTS IS CONTAINED FROM TIME TO TIME IN THE COMPANY'S SEC FILINGS INCLUDING BUT NOT LIMITED TO THE 10-K AND SUBSEQUENT 10-Q'S. COPIES OF THOSE FILINGS ARE AVAILABLE FROM THE COMPANY AND THE SEC.

                       INTERNATIONAL SPEEDWAY CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)
               (In thousands, except for share and per share data)

                                                         THREE MONTHS ENDED                 NINE MONTHS ENDED
                                                             AUGUST 31,                         AUGUST 31,
                                                       1999              1998             1999             1998
                                                       ----              ----             ----             ----
REVENUES:

Admissions, net                                   $   31,857       $    5,184        $   90,136        $   54,432
Motorsports related income                            22,356            9,187            72,805            50,104
Food, beverage, and merchandise income                11,600            3,054            29,913            18,666
Other income                                             413              397             1,243             1,095
                                                  ----------       ----------        ----------        ----------
                                                      66,226           17,822           194,097           124,297
EXPENSES:

Direct race expenses:
     NASCAR direct expenses                            8,803            2,443            28,252            19,727
     Motorsports related expenses                     10,958            5,449            32,458            22,119
     Food, beverage, and merchandise expenses          6,630            2,288            15,995            10,396
General & administrative expenses                     16,608            9,020            36,814            26,365
Depreciation & amortization                            6,405            3,309            13,936             9,593
                                                  ----------       ----------        ----------        ----------
                                                      49,404           22,509           127,455            88,200
Operating income (loss)                               16,822           (4,687)           66,642            36,097
Interest income                                        2,070            1,462             6,783             2,531
Interest expense                                      (1,586)             (77)           (2,511)             (518)
Gain on sale of equity investment                          0                0                 0             1,245
Equity investment income (loss)                       (1,006)             131            (1,472)             (111)
Minority interest                                         77                0                77                 0
                                                  ----------       ----------        ----------        ----------
Income (loss) before income taxes                     16,377           (3,171)           69,519            39,244
Provision (benefit) for income taxes                   6,742           (1,227)           27,101            14,993
                                                  ----------       ----------        ----------        ----------
Net income (loss)                                 $    9,635       $   (1,944)       $   42,418        $   24,251
                                                  ==========       ==========        ==========        ==========
Basic earnings (loss) per share                   $     0.21       $    (0.05)       $     0.96        $     0.62
                                                  ==========       ==========        ==========        ==========
Diluted earnings (loss) per share                 $     0.20       $    (0.05)       $     0.96        $     0.62
                                                  ==========       ==========        ==========        ==========
Dividends per share                               $     0.00       $     0.00        $     0.06        $     0.06
                                                  ==========       ==========        ==========        ==========
Basic weighted average shares outstanding         46,917,080       40,864,391        44,229,684        39,100,175
                                                  ==========       ==========        ==========        ==========
Diluted weighted average shares outstanding       47,040,272       40,864,391        44,355,217        39,259,164
                                                  ==========       ==========        ==========        ==========

                                                          CONSOLIDATED BALANCE SHEET DATA
                                                                   (IN THOUSANDS)
                                                    AUGUST 31,               NOVEMBER 30,
                                                       1999                      1998
                                                   (UNAUDITED)
                                                   -----------               -----------
Cash, cash equivalents and short-term investments  $  59,791                 $  92,803
Current assets                                       106,475                   108,444
Restricted investments                                96,246                    53,500
Goodwill                                             546,865                    38,927
Total assets                                       1,388,586                   476,818
Deferred income                                      114,656                    62,253
Current liabilities                                  149,430                    80,954
Long-term debt                                       282,540                     2,775
Shareholders' equity                                 887,986                   366,855
